Exhibit 10.1

Vereinbarung	Agreement

zwischen	between

SCM Microsystem, Inc. 466 Kato Terrace Fremont, CA 94539 U.S.A.

- nachfolgend “SCM” -	- hereinafter “SCM” -

und	and

Colas Overkott 6, Villa Sans Souci 92140 Clamart France

Präambel	Preamble

Herr Overkott ist seit 1. November 2002 auf der Grundlage eines Anstellungsvertrags mit SCM Microsystems GmbH, der deutschen Tochtergesellschaft von SCM als Executive Vice President für den Geschäftsbereich DTV der SCM-Firmengruppe beschäftigt.
Mr. Overkott has held the position of Executive Vice President for the Digital TV business of the SCM group of companies on the basis of an employment agreement with SCM Microsystems GmbH, the German subsidiary of SCM.

SCM prüft derzeit Möglichkeiten, den Geschäftsbereich DTV zu veräußern, die in dem dieser Vereinbarung als Anlage A beigefügten Vereinbarung zwischen SCM und Avondale Partners, LLC (nachstehend “Engagement Letter”) näher beschrieben werden.
SCM is presently investigating possibilities of a divestiture of its Digital TV business, which are described in more detail in the attached agreement between SCM and Avondale Partners, LLC (hereinafter “Engagement Letter”).

Die aktive Unterstützung durch Herrn Overkott ist für dieses Vorhaben unerlässlich.	For this endeavor, Mr. Overkott’s active support is indispensable.

1. Bonus	1. Bonus

SCM verpflichtet sich, Herrn Overkott im Falle des erfolgreichen Abschlusses einer Transaktion (“Transaction” — wie im Engagement Letter definiert) mit Ausnahme eines Management Buy-Outs unler Beteiligung von Herrn Overkott einen Bonus in Höhe von US $100.000,— (einhunderttauasend United States Dollars) brutto.
Upon the successful completion of a Transaction (as defined in the Engagement Letter) with the exception of a management buy-out, in which Mr. Overkott participates, SCM agrees to pay to Mr. Overkott a bonus in the gross amount of US $100,000 (one hundred thousand United States Dollars).

2. Steuern und Abgaben	2. Taxes and Charges

Der Herrn Overkott gem. Ziffer 1 zustehende Bonus wird abzüglich aller ggf anfallenden Steuern und Abgaben ausgezahlt.	All taxes and charges, if any, will be dededucted from the bonus payment due Mr. Overkott in accordance with Section 1.

3. Dieser Vertrag wird in deutscher und englischer Fassung ausgefertigt. Bei Abweichungen oder Widersprüchen zwischen den beiden Fassungen hat die englische Fassung Vorrang.	3. This Agreement has been executed in both an English and a German version. In case of discrepancies or contradictions between the two versions, the English version shall prevail.

4. Anwendbares Recht und Schiedsgerichtsbarkeit	4. Applicable Law and Arbitration

Dieser Vertrag unterliegt dem Recht der Vereinigten Staaten und des Staates Kalifornien, wie es für Verträge zwischen Einwohnern des Staates Kalifornien angewandt wird.	This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents.

Alle Streitigkeiten oder Kontroversen, die aus oder im Zusammenhang mit diesem Vertrag oder der Verletzung oder behaupteten Verletzung dieses Vertrags entstehen, werden nach den UNCITRAL-Schiedgerichtsordnung (UNCITRAL Rules of Arbitration). Das Schiedsverfahren wird auf Englisch in München, Deutschland durchgeführt.
Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be settled by arbitration in accordance with the UNCITRAL Rules of Arbitration. The arbitration shall be conducted in Munich, Germany in the English language.

Ismaning, den	Ismaning, den

SCM Microsystems, Inc	Colas Overkott

/s/ Robert Schneider	/s/ Colas Overkott

Robert Schneider	Colas Overkott
CEO